PRESS RELEASE – JUNE 30, 2010

SIMPSON MANUFACTURING CO., INC. ANNOUNCES AGREEMENT
TO SELL THE ASSETS OF SIMPSON DURA-VENT COMPANY, INC.

Pleasanton, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that the Company and its subsidiary, Simpson Dura-Vent Company, Inc. (“Simpson Dura-Vent”), have entered into a definitive agreement with M&G Holding B.V. (“M&G”) and a newly formed, wholly owned, indirect subsidiary of M&G, to sell substantially all of the assets of Simpson Dura-Vent to the M&G subsidiary. The purchase price will be $20.0 million in cash, plus or minus the amount by which Simpson Dura-Vent’s working capital balance at the closing (calculated as provided in the agreement) exceeds $23.5 million or is less than $22.5 million. Simpson Dura-Vent designs, engineers and manufactures venting systems for gas and wood burning appliances. M&G, a Netherlands-based company, manufactures and distributes venting products for European markets. Subject to customary conditions and approvals, the transaction is expected to close in September 2010.

In connection with this transaction, the Company’s Board of Directors determined on June 30, 2010, that based on the entry into the definitive agreement and the likelihood that the transaction will close, Simpson Dura-Vent will take a pre-tax, non-cash, charge for the impairment of its assets in the second quarter of 2010 equal to the difference between Simpson Dura-Vent’s net asset value and the sale price. The Company estimates the impairment charge to fall within a range of $25 million to $30 million.

M&G, headquartered in Assen in the Netherlands, is a European market leader in venting systems. It has production facilities in the Netherlands, Italy and Turkey and sales offices and warehouses in Belgium, France, Germany and the UK. M&G manufactures venting systems for heating and hot water appliances, both conventional and high efficiency. It manufactures a range of systems in aluminum, stainless steel and polypropylene.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.” For further information, contact Barclay Simpson at (925) 560-9032.